Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CEO Approval___

For Further Information Contact:

Michael O. Moore Executive Vice President Chief Financial Officer 704-551-7201

CATO ANNOUNCES THREE-FOR-TWO STOCK SPLIT
INCREASES DIVIDEND 11%

Charlotte, NC (May 26, 2005) — The Board of Directors of The Cato Corporation (NYSE: CTR) has approved a three-for-two stock split of the Company’s Class A and Class B common stock. The stock split will entitle all shareholders of record at the close of business on June 13, 2005 to receive one additional share of Class A common stock for every two shares of Class A common stock held on that date and one additional share of Class B common stock for every two shares of Class B common stock held on that date. The Company expects the shares issued as a result of the split to be distributed on June 27, 2005. Fractional shares will be paid in cash based upon the closing price of the Class A common stock on June 13, 2005. As a result of the stock split, the number of outstanding shares of common stock will increase to approximately 31.3 million from approximately 20.9 million.

The Board of Directors also approved an 11% increase in the Company’s dividend to an annualized rate $.78 per share on a pre-split basis. On a post-split basis, the annualized rate is $.52 per share. The dividend will be paid on a post-split basis at a quarterly rate of $.13 per share with the first payable date of June 27, 2005 to shareholders of record of Class A and Class B common stock on June 13, 2005. At the closing market price on May 25, 2005, the dividend represents an annualized yield of 2.9%

8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

“We are pleased to announce this stock split and an increased dividend which continue our practice of delivering greater value to our shareholders,” stated John Cato, Chairman, President and Chief Executive Officer. “We believe the split will result in additional share liquidity and make our stock more attractive to a broader range of investors. The increased dividend represents a payout of 46% of 2004 earnings and continues to be paid from operating cashflow. We remain committed to our long-term goal of increasing earnings and dividends at an average annual rate of 10%.”

The Cato Corporation is a leading specialty retailer of value-priced women’s fashion apparel operating two divisions, “Cato” and “It’s Fashion!”. The Company offers exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices, every day. As of April 30, 2005, the Company operated 1,188 stores in 31 states. Additional information on The Cato Corporation is available at www.catocorp.com.

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected future financial results, are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions and inventory risks due to shifts in market demand. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.

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8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

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